Vulcan Announces 2010 Results

BIRMINGHAM, Ala., Feb. 2, 2011 /PRNewswire/ -- Vulcan Materials Company (NYSE: VMC), the nation’s largest producer of construction aggregates; announced results today for 2010 and the fourth quarter ended December 31, 2010.

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Commenting for the Company, Don James, Vulcan’s Chairman and Chief Executive Officer, stated, “The length and depth of the decline in construction activity and aggregates demand during this economic downturn have been unprecedented.  For Vulcan, aggregates shipments in 2010 were one-half the level shipped in 2006 when demand peaked.  That said, we start 2011 with optimism that the decline in demand for our products bottomed in 2010 and that growth in shipments is ahead of us.

“The United States economy is improving with many economic measures indicating that recovery is underway.  To date, the economic recovery has not had a significant effect on some of our key end markets or key regional markets.  However, we are encouraged by overall shipping trends for our products.  Trailing twelve month aggregates shipments have increased modestly since February of last year while overall pricing for aggregates has remained reasonably stable during the worst year of demand.”

Full Year Summary and Comparisons with the Prior Year

  Net earnings were a loss of $96 million or $0.75 per diluted share.
  Cash earnings were $228 million and EBITDA was $371 million.
  Net earnings, cash earnings and EBITDA all include a net pretax expense of $22 million. This net pretax charge includes amounts related to the settlement of a lawsuit in Illinois, the gain associated with the sale of non-strategic assets in rural Virginia, as well as certain other fourth quarter adjustments and charges.
  Unit cost for diesel fuel and liquid asphalt increased 30 percent and 20 percent respectively, reducing pretax earnings $51 million.
  Freight-adjusted aggregates pricing declined approximately 2 percent due principally to weakness in Florida and California.
  Aggregates shipments declined approximately 2 percent, reflecting varied market demand conditions across our footprint.
  Full year capital spending was $86 million, compared with $110 million in the prior year.

Commenting on the full year, Mr. James stated, “Throughout the year, we have managed our business to maximize cash generation.  For example, we further reduced inventory levels of aggregates.  While this action negatively affected GAAP earnings, it increased cash generation and better positions us to increase production and earnings as demand recovers.  During 2010, we also continued to reduce our overhead expenses.  Costs associated with implementing some of these reductions increased selling, administrative and general (SAG) expenses in the fourth quarter and full year; however these overhead reductions better position us for earnings growth in 2011 and beyond.  On a comparable basis, full year SAG costs in 2010 were approximately $4 million lower than the prior year.  Finally, benefits related to our project to replace legacy IT systems began to be realized in 2010, lowering SAG costs for the year.  We expect additional benefits from this project in 2011.”

Fourth Quarter Summary and Comparisons with the Prior Year

  Net earnings were a loss of $47 million or $0.37 per diluted share.
  Cash earnings were $46 million and EBITDA was $65 million.
  Net earnings, cash earnings and EBITDA all include certain adjustments and charges that lowered pretax earnings approximately $21 million.
  Unit cost for diesel fuel increased 19 percent, reducing pretax earnings $4 million.
  Unit cost for liquid asphalt increased 14 percent, reducing pretax earnings $5 million.
  Aggregates shipments were in line with the prior year.
  Unfavorable mix factors accounted for the majority of the 4 percent decline in the average freight-adjusted selling price.
  Excluding energy costs, unit cost of sales for aggregates decreased 1 percent.

Fourth quarter aggregates earnings were $58 million versus $70 million in the prior year and include $7 million of the $21 million in adjustments and charges noted above.  A number of Vulcan-served markets, most notably Texas, Virginia and South Carolina, realized solid increases in shipments versus the prior year’s fourth quarter, due primarily to stronger demand from public infrastructure projects and more normal weather patterns.  California showed a modest increase in shipments.  However, other markets experienced declines in shipments, including North Carolina, Georgia and Florida.  As a result, overall aggregates shipments were in line with the prior year’s fourth quarter.

The majority of the 4 percent decline in the average freight-adjusted selling price was accounted for by the change in the mix of aggregates shipments.  Unfavorable geographic mix accounted for a large portion of the adverse effect, particularly in North Carolina and Texas where aggregates shipments decreased and increased, respectively, more than 30 percent versus the prior year.  The remaining decrease was due principally to lower pricing in Florida and California, which have experienced the steepest overall declines in demand.  Excluding energy-related costs, aggregates unit costs of sales in the fourth quarter were favorable versus the prior year, reflecting effective cost control efforts.

Segment earnings in asphalt were $8 million versus $10 million in the prior year’s fourth quarter.  Selling prices for asphalt mix increased approximately 2 percent, offsetting a portion of the earnings effect of the 14 percent increase in liquid asphalt cost.  Selling prices for asphalt mix generally lag increasing liquid asphalt costs and were further held in check due to competitive pressures.  Asphalt volumes decreased 4 percent from the prior year’s fourth quarter.  Sequentially, unit materials margins in the fourth quarter increased slightly from the third quarter, the second consecutive quarter of improving materials margins.

The Concrete segment reported a loss of $13 million, a $2 million decline from the prior year’s fourth quarter.  The year-over-year decline in earnings was due to lower selling prices.  Concrete shipments and unit cash costs of sales were favorable versus the prior year’s fourth quarter.  Cement segment earnings in the fourth quarter were a loss of $1 million due primarily to lower selling prices.

Selling, administrative and general expenses in the fourth quarter were approximately $80 million versus $83 million in the prior year’s fourth quarter.  Both periods included certain charges and expenses, including legal fees, severance payments and charges for the donation of real estate, that resulted in a net increase to each period’s reported number of $4 million and $5 million respectively.

Additionally, other operating expense for the fourth quarter of 2010 includes approximately $10 million of charges due principally to the impairment of non-core assets and settlement of prior period obligations.

All results are unaudited.

Outlook Highlights and Commentary

Commenting on the Company’s outlook for 2011, Mr. James stated, “While economic improvement and growth in construction activity across our footprint have not materialized equally, we expect aggregates shipments and pricing to increase from the prior year, leading to earnings growth in 2011.  There are several factors that make us more optimistic about the prospects for earnings growth in 2011.  First, from the perspective of the overall economy, most GDP forecasts for the U.S. indicate additional growth in 2011.  In past economic cycles, demand for aggregates has improved as GDP has grown during the initial years of economic recovery.  Additionally, state and local tax revenues have been increasing for the last four quarters ending December 2010, according to an independent research organization.  This pattern appears to be consistent with past cycles in which state and local tax revenues have rebounded after GDP recovers.  On a sequential basis, virtually all Vulcan-served states have shown positive growth in gross state product since the spring of 2009 – an indication economic recovery is underway.

“Looking more specifically at our construction end markets, public construction activity, particularly highways, should continue to provide solid support for aggregates demand provided that Congress acts in a timely manner to extend authorized highway funding at current levels through the remainder of the fiscal year ending September 2011.  Authorized federal-aid highway funding is currently set to end on March 4, 2011 with the expiration of the Continuing Resolution now funding government programs.  However, the committees of jurisdiction in the U.S. House and Senate are working on new authorizing legislation to complete the current fiscal year. The transportation construction sector of the economy and state Departments of Transportation are at this time being adversely affected by the short-term spending approach contained in Continuing Resolutions to fund government programs, and are working with members of Congress to enact responsible, authorized highway funding as a bridge to ultimate passage of a new multi-year federal surface transportation bill.

“During the twelve months ending December 2010, total contract awards for highway construction in Vulcan-served states, including awards for federal, state and local projects, increased 5 percent from the prior year compared to 2 percent for other states.  According to the Federal Highway Administration, approximately $7.1 billion, or 43 percent, of the total stimulus funds apportioned for highways in Vulcan-served states remains to be spent.  This absolute level of funding is more than twice the $3.2 billion remaining for other states.

“Private construction activity has remained challenging, particularly private nonresidential construction.  Single-family housing starts appear to have turned the corner, bottoming late in 2009.  Through December, single-family housing starts for the trailing twelve months have increased 2 percent versus the same period last year, while multi-family residential construction has increased in each of the last three quarters versus the prior year.  As a result, our current outlook for residential construction activity assumes continued growth in 2011, albeit from a small base.  While private nonresidential construction remains weak, the rate of decline in contract awards has slowed considerably.  A number of external forecasts now are calling for private nonresidential construction activity to bottom in 2011.  The start of a recovery in this end market will be influenced by employment growth, capacity utilization, business investment and lending activity.

“Overall, expected growth in demand for our products in 2011 largely depends on the pace of recovery in single-family residential construction, the stabilization of private nonresidential construction and the continuity of federal funding for highways at current levels without interruption.  With that said, we expect aggregates earnings in 2011 to increase from the prior year due to higher shipments and average selling prices as well as the benefits of cost reduction efforts.  The mid-point of our estimated growth range in aggregates shipments is 2 percent above the prior year level, driven by low to mid-single digit volume growth in most markets outside of California and Florida, where shipments are expected to be in line with the prior year.  Most of our markets are expected to realize year-over-year price growth in 2011.  We believe a more stable demand outlook will benefit pricing overall.  Assuming comparable geographic and product mix, we expect aggregates pricing in 2011 to increase 1 to 3 percent from the prior year’s level.

“In our asphalt business, materials margins on each ton of asphalt mix sold trended higher in the second half of 2010 due to a relatively more stable cost environment for liquid asphalt, allowing average selling prices to better reflect the cost of this key cost input.  In 2011, we expect this trend to continue, resulting in continued recovery in materials margins.  Overall, we expect asphalt earnings to increase from the prior year.  This growth in segment earnings assumes a modest increase in sales volumes as well as improved materials margins as higher selling prices more than offset higher costs for liquid asphalt.

“In concrete, we expect higher sales volumes and slightly higher selling prices.  As a result, we expect the loss reported in 2010 to narrow somewhat.  In cement, we expect segment earnings in 2011 to improve slightly from the loss reported in the prior year.

“Selling, administrative and general expenses in 2011 are expected to be lower than the prior year.  Total SAG expenses of $327 million in 2010 included approximately $24 million of certain adjustments and charges referable to the fair market value of donated real estate, severance costs and expenses related to legal settlements.  In 2011, we do not anticipate similar adjustments and charges.  As a result, we expect SAG expenses in 2011 of $305 million to approximate the comparable level in 2010.

“For the full year, we expect capital spending to be approximately $125 million, up from $86 million in 2010.

“Improved stability in the economic factors that drive demand for our products will bring the strength of Vulcan’s fundamentals back into focus.  We have worked diligently throughout this downturn to position the company for earnings growth when demand recovers.  As a result of these efforts, cash earnings per ton of aggregates sold in 2010 remained higher than at the peak of demand.  This result has been achieved primarily through focus on pricing and effective cost management in spite of a 50 percent decline in demand for aggregates.  Going forward, we will continue to focus on controlling costs and managing production to meet current demand levels.  By the second half of 2011, we expect that continued growth in the overall economy will begin driving an increase in private construction activity, accelerating the earnings leverage of the Company.”

Conference Call

Vulcan will host a conference call at 10:00 a.m. CST on February 3, 2011.  Investors and other interested parties in the U.S. may access the teleconference live by calling 866.713.8565 approximately 10 minutes before the scheduled start.  International participants can dial 617.597.5324.  The access code is 30225249.  A live webcast will be available via the Internet through Vulcan's home page at www.vulcanmaterials.com.  The conference call will be recorded and available for replay approximately two hours after the call through February 10, 2011.

Vulcan Materials Company, a member of the S&P 500 Index, is the nation's largest producer of construction aggregates, a major producer of asphalt mix and concrete and a leading producer of cement in Florida.

Certain matters discussed in this release, including expectations regarding future performance, contain forward-looking statements that are subject to assumptions, risks and uncertainties that could cause actual results to differ materially from those projected.  These assumptions, risks and uncertainties include, but are not limited to, those associated with general economic and business conditions; changes in interest rates; the timing and amount of federal, state and local funding for infrastructure; the lack of a multi-year federal highway funding bill with an automatic funding mechanism; the reluctance of state departments of transportation to undertake highway projects without a reliable method of federal funding for projects; changes in the level of spending for private residential and nonresidential construction; the highly competitive nature of the construction materials industry; the impact of future regulatory or legislative actions; the outcome of pending legal proceedings; pricing for our products; weather and other natural phenomena; energy costs; costs of hydrocarbon-based raw materials; healthcare costs; the amount of long-term debt and interest expense incurred by the Company; the negative outlook on our debt rating and our increased cost of capital in the event that our debt rating is lowered under investment grade; volatility in pension plan asset values which may require cash contributions to the pension plans; the impact of environmental clean-up costs and other liabilities relating to previously divested businesses; the Company’s ability to secure and permit aggregates reserves in strategically located areas; the Company’s ability to manage and successfully integrate acquisitions; the impact of the global economic recession on our business and financial condition and access to the capital markets; the potential impact of future legislation or regulations relating to climate change or greenhouse gas emissions; and other assumptions, risks and uncertainties detailed from time to time in the Company’s SEC reports, including the report on Form 10-K for the year.  Forward-looking statements speak only as of the date hereof, and Vulcan assumes no obligation to publicly update such statements.

Table A
Vulcan Materials Company
and Subsidiary Companies
	(Amounts and shares in thousands, except per share data)

	Three Months Ended		Twelve Months Ended
Consolidated Statements of Earnings	December 31		December 31
(Condensed and unaudited)	2010	2009	2010	2009

Net sales	$ 548,831	$ 555,767	$ 2,405,916	$ 2,543,707
Delivery revenues	37,412	34,377	152,946	146,783
Total revenues	586,243	590,144	2,558,862	2,690,490

Cost of goods sold	498,082	487,726	2,105,190	2,097,745
Delivery costs	37,412	34,377	152,946	146,783
Cost of revenues	535,494	522,103	2,258,136	2,244,528

Gross profit	50,749	68,041	300,726	445,962
Selling, administrative and general expenses	80,106	82,979	327,537	321,608
Gain on sale of property, plant & equipment
and businesses, net	9,092	16,451	59,302	27,104
Charge for legal settlement	-	-	40,000	-
Other operating income (expense), net	(9,148)	(122)	(7,031)	(3,006)
Operating earnings (loss)	(29,413)	1,391	(14,540)	148,452
Other income, net	1,295	730	3,074	5,307
Interest expense, net	46,199	42,951	180,740	172,980
Loss from continuing operations
before income taxes	(74,317)	(40,830)	(192,206)	(19,221)
Benefit from income taxes	(28,172)	(28,248)	(89,663)	(37,869)
Earnings (loss) from continuing operations	(46,145)	(12,582)	(102,543)	18,648
Earnings (loss) on discontinued operations, net of tax	(852)	(767)	6,053	11,666
Net earnings (loss)	$ (46,997)	$ (13,349)	$ (96,490)	$ 30,314
Basic earnings (loss) per share:
Continuing operations	$ (0.36)	$ (0.10)	$ (0.80)	$ 0.16
Discontinued operations	(0.01)	(0.01)	0.05	0.09
Net earnings (loss) per share	$ (0.37)	$ (0.11)	$ (0.75)	$ 0.25

Diluted earnings (loss) per share:
Continuing operations	$ (0.36)	$ (0.10)	$ (0.80)	$ 0.16
Discontinued operations	(0.01)	(0.01)	0.05	0.09
Net earnings (loss) per share	$ (0.37)	$ (0.11)	$ (0.75)	$ 0.25

Weighted-average common shares
outstanding:
Basic	128,673	125,889	128,050	118,891
Assuming dilution	128,673	125,889	128,050	119,430
Cash dividends declared per share
of common stock	$ 0.25	$ 0.25	$ 1.00	$ 1.48
Depreciation, depletion, accretion and
amortization	$ 92,919	$ 96,454	$ 382,093	$ 394,612
Effective tax rate from continuing operations	37.9%	69.2%	46.6%	197.0%

Table B
Vulcan Materials Company
and Subsidiary Companies

	(Amounts in thousands, except per share data)

Consolidated Balance Sheets	December 31	December 31
(Condensed and unaudited)	2010	2009
		As Restated (a)
Assets
Cash and cash equivalents	$ 47,541	$ 22,265
Restricted cash	547	-
Medium-term investments	-	4,111
Accounts and notes receivable:
Accounts and notes receivable, gross	325,303	276,746
Less: Allowance for doubtful accounts	(7,505)	(8,722)
Accounts and notes receivable, net	317,798	268,024
Inventories:
Finished products	254,840	261,752
Raw materials	22,222	21,807
Products in process	6,036	3,907
Operating supplies and other	36,747	37,567
Inventories	319,845	325,033
Deferred income taxes	53,794	56,017
Prepaid expenses	19,374	42,367
Assets held for sale	13,207	15,072
Total current assets	772,106	732,889
Investments and long-term receivables	37,386	33,283
Property, plant & equipment:
Property, plant & equipment, cost	6,692,814	6,653,261
Less: Reserve for depr., depl. & amort.	(3,059,900)	(2,778,590)
Property, plant & equipment, net	3,632,914	3,874,671
Goodwill	3,097,016	3,096,300
Other intangible assets, net	691,693	682,643
Other assets	106,776	105,085
Total assets	$ 8,337,891	$ 8,524,871

Liabilities and Shareholders' Equity
Current maturities of long-term debt	$ 5,246	$ 385,381
Short-term borrowings	285,500	236,512
Trade payables and accruals	102,315	121,324
Other current liabilities	172,495	113,109
Liabilities of assets held for sale	116	369
Total current liabilities	565,672	856,695
Long-term debt	2,427,516	2,116,120
Deferred income taxes	849,448	893,974
Other noncurrent liabilities	530,275	620,845
Total liabilities	4,372,911	4,487,634
Shareholders' equity:
Common stock, $1 par value	128,570	125,912
Capital in excess of par value	2,500,886	2,368,228
Retained earnings	1,512,863	1,737,455
Accumulated other comprehensive loss	(177,339)	(194,358)
Shareholders' equity	3,964,980	4,037,237
Total liabilities and shareholders' equity	$ 8,337,891	$ 8,524,871
(a) The December 31, 2009 balance sheet reflects corrections of errors related to an understatement of deferred income tax liabilities.

		Table C
Vulcan Materials Company
and Subsidiary Companies

	(Amounts in thousands)
	Twelve Months Ended
Consolidated Statements of Cash Flows	December 31
(Condensed and unaudited)	2010	2009

Operating Activities
Net earnings (loss)	$ (96,490)	$ 30,314
Adjustments to reconcile net earnings (loss) to
net cash provided by operating activities:
Depreciation, depletion, accretion and amortization	382,093	394,612
Net gain on sale of property, plant & equipment and businesses	(68,095)	(27,916)
Contributions to pension plans	(24,496)	(27,616)
Share-based compensation	20,637	23,120
Deferred tax provision	(51,684)	(43,773)
Changes in assets and liabilities before initial
effects of business acquisitions and dispositions	19,938	90,276
Other, net	20,803	14,018
Net cash provided by operating activities	202,706	453,035

Investing Activities
Purchases of property, plant & equipment	(86,324)	(109,729)
Proceeds from sale of property, plant & equipment	13,602	17,750
Proceeds from sale of businesses, net of transaction costs	50,954	16,075
Payment for businesses acquired, net of acquired cash	(70,534)	(36,980)
Reclassification from medium-term investments to cash equivalents	3,630	-
Redemption of medium-term investments	22	33,282
Other, net	274	(400)
Net cash used for investing activities	(88,376)	(80,002)

Financing Activities
Net short-term borrowings (payments)	48,988	(847,963)
Payment of current maturities and long-term debt	(519,204)	(361,724)
Proceeds from issuance of long-term debt, net of discounts	450,000	397,660
Debt issuance costs	(3,058)	(3,033)
Proceeds from issuance of common stock	41,734	606,546
Dividends paid	(127,792)	(171,468)
Proceeds from exercise of stock options	20,502	17,327
Other, net	(224)	1,693
Net cash used for financing activities	(89,054)	(360,962)

Net increase in cash and cash equivalents	25,276	12,071
Cash and cash equivalents at beginning of year	22,265	10,194
Cash and cash equivalents at end of year	$ 47,541	$ 22,265

Table D
Segment Financial Data and Unit Shipments
	(Amounts in thousands, except per unit data)

	Three Months Ended		Twelve Months Ended
	December 31		December 31
	2010	2009	2010	2009
Total Revenues

Aggregates segment (a)	$ 397,418	$ 406,246	$ 1,766,910	$ 1,838,599
Intersegment sales	(34,855)	(37,162)	(154,094)	(165,210)
Net sales	362,563	369,084	1,612,816	1,673,389
Concrete segment (b)	90,148	90,705	383,175	439,435
Intersegment sales	-	(6)	(6)	(123)
Net sales	90,148	90,699	383,169	439,312
Asphalt mix segment	87,567	87,711	369,876	393,694
Intersegment sales	-	-	-	-
Net sales	87,567	87,711	369,876	393,694
Cement segment (c)	19,024	16,108	80,232	72,531
Intersegment sales	(10,471)	(7,835)	(40,177)	(35,219)
Net sales	8,553	8,273	40,055	37,312
Total
Net sales	548,831	555,767	2,405,916	2,543,707
Delivery revenues	37,412	34,377	152,946	146,783
Total revenues	$ 586,243	$ 590,144	$ 2,558,862	$ 2,690,490

Gross Profit
Aggregates	$ 57,699	$ 69,613	$ 320,214	$ 393,288
Concrete	(13,232)	(10,785)	(44,968)	(14,456)
Asphalt mix	7,580	9,743	29,336	68,972
Cement	(1,298)	(530)	(3,856)	(1,842)
Total gross profit	$ 50,749	$ 68,041	$ 300,726	$ 445,962

Depreciation, depletion, accretion and amortization
Aggregates	$ 70,479	$ 77,073	$ 293,040	$ 312,219
Concrete	13,532	13,653	53,596	52,647
Asphalt mix	2,019	2,237	8,708	8,611
Cement	5,523	1,925	20,883	16,257
Corporate and other unallocated	1,366	1,566	5,866	4,878
Total DDA&A	$ 92,919	$ 96,454	$ 382,093	$ 394,612

Unit Shipments
Aggregates customer tons	31,051	30,873	136,195	139,297
Internal tons (d)	2,650	2,671	11,398	11,566
Aggregates - tons	33,701	33,544	147,593	150,863

Ready-mixed concrete - cubic yards	973	930	4,138	4,337
Asphalt mix - tons	1,704	1,779	7,166	7,415

Cement customer tons	56	58	301	262
Internal tons (d)	143	81	534	369
Cement - tons	199	139	835	631

Average Unit Sales Price (including internal sales)
Aggregates (freight-adjusted) (e)	$ 9.95	$ 10.39	$ 10.13	$ 10.30
Ready-mixed concrete	$ 86.95	$ 93.34	$ 86.95	$ 96.53
Asphalt mix	$ 50.70	$ 49.93	$ 50.58	$ 52.66
Cement	$ 76.90	$ 94.03	$ 79.27	$ 95.70
(a) Includes crushed stone, sand and gravel, sand, other aggregates, as well as transportation and service revenues associated with the aggregates business.
(b) Includes ready-mixed concrete, concrete block, precast concrete, as well as building materials purchased for resale.
(c) Includes cement and calcium products.
(d) Represents tons shipped primarily to our downstream operations (e.g., asphalt mix and ready-mixed concrete). Sales from internal shipments are eliminated in net sales presented above and in the accompanying Condensed Consolidated Statements of Earnings.
(e) Freight-adjusted sales price is calculated as total sales dollars (internal and external) less freight to remote distribution sites divided by total sales units (internal and external).

Table E
1. Supplemental Cash Flow Information

Supplemental information referable to the Condensed Consolidated Statements of Cash Flows for the twelve months ended December 31 is summarized below:

	(Amounts in thousands)
	2010	2009

Supplemental Disclosure of Cash Flow Information
Cash paid (refunded) during the period for:
Interest	$ 183,061	$ 181,352
Income taxes	(15,745)	(25,184)

Supplemental Schedule of Noncash Investing and Financing Activities
Liabilities assumed in business acquisitions	150	-
Accrued liabilities for purchases of property, plant & equipment	8,200	13,459
Note received from sale of businesses	-	1,450
Debt issued for purchases of property, plant & equipment	-	1,987
Stock issued for pension contribution	53,864	-

2. Reconciliation of Non-GAAP Measures

Net cash provided by operating activities	$ 202,706	$ 453,035
Purchases of property, plant & equipment	(86,324)	(109,729)
Free cash flow	$ 116,382	$ 343,306

Free cash flow deducts purchases of property, plant & equipment from net cash provided by operating activities.  This financial metric is used by the investment community as an indicator of the company's ability to incur and service debt.  It is not defined by Generally Accepted Accounting Principles (GAAP); thus, it should not be considered as an alternative to net cash provided by operating activities or any other liquidity measure defined by GAAP.

This metric is presented for the convenience of investment professionals that use such metrics in their analysis and to provide our shareholders with an understanding of the metrics we use to assess performance and to monitor our cash and liquidity positions. We internally use free cash flow and other such measures to assess the operating performance of our various business units and the consolidated company. We do not use this metric as a measure to allocate resources internally.

Table F

Reconciliation of Non-GAAP Measures
EBITDA and Cash Earnings Reconciliations
	(Amounts in thousands)
	Three Months Ended		Twelve Months Ended
	December 31		December 31
	2010	2009	2010	2009

Reconciliation of Net Cash Provided by Operating Activities to EBITDA and Cash Earnings

Net cash provided by operating activities	$ 74,880	$ 98,214	$ 202,706	$ 453,035
Changes in operating assets and liabilities before initial
effects of business acquisitions and dispositions	(26,585)	(38,429)	(19,938)	(90,276)
Other net operating items (providing) using cash	(2,373)	23,320	102,835	62,167
(Earnings) loss on discontinued operations, net of tax	852	767	(6,053)	(11,666)
Benefit from income taxes	(28,172)	(28,248)	(89,663)	(37,869)
Interest expense, net	46,199	42,951	180,740	172,980
Less: Depreciation, depletion, accretion and amortization	(92,919)	(96,454)	(382,093)	(394,612)
EBIT	(28,118)	2,121	(11,466)	153,759
Plus: Depreciation, depletion, accretion and amortization	92,919	96,454	382,093	394,612
EBITDA	$ 64,801	$ 98,575	$ 370,627	$ 548,371
Less: Interest expense, net	(46,199)	(42,951)	(180,740)	(172,980)
Current taxes	27,412	10,893	37,806	(6,106)
Cash earnings	$ 46,014	$ 66,517	$ 227,693	$ 369,285

Reconciliation of Net Earnings (Loss) to EBITDA and Cash Earnings

Net earnings (loss)	$ (46,997)	$ (13,349)	$ (96,490)	$ 30,314
Benefit from income taxes	(28,172)	(28,248)	(89,663)	(37,869)
Interest expense, net	46,199	42,951	180,740	172,980
(Earnings) loss on discontinued operations, net of tax	852	767	(6,053)	(11,666)
EBIT	(28,118)	2,121	(11,466)	153,759
Plus: Depreciation, depletion, accretion and amortization	92,919	96,454	382,093	394,612
EBITDA	$ 64,801	$ 98,575	$ 370,627	$ 548,371
Less: Interest expense, net	(46,199)	(42,951)	(180,740)	(172,980)
Current taxes	27,412	10,893	37,806	(6,106)
Cash earnings	$ 46,014	$ 66,517	$ 227,693	$ 369,285

	EBITDA Bridge	Three Months Ended	Twelve Months Ended
	(Amounts in millions)	December 31	December 31
		EBITDA	EBITDA
	Continuing Operations - 2009 Actual	$ 99	$ 548
	Increase / (Decrease) due to:
	Illinois DOT settlement and related expenses	1	(43)
Aggregates:	Volumes	1	(21)
	Selling prices	(15)	(25)
	Costs and other items	(4)	(46)
	Concrete	(1)	(30)
	Asphalt mix	(2)	(40)
	Gain on sale of property, plant & equipment and businesses (a)	(7)	24
	Depreciation, depletion, accretion and amortization	n/a	n/a
	Impairment and settlement of prior obligations	(10)	(10)
	All other (SAG, Other Expenses)	3	14
	Continuing Operations - 2010 Actual	$ 65	$ 371

(a) Net of donations

EBITDA is an acronym for Earnings Before Interest, Taxes, Depreciation and Amortization.  Cash earnings adjusts EBITDA for net interest and current taxes.  These financial metrics are often used by the investment community as indicators of a company’s ability to incur and service debt. They are not defined by Generally Accepted Accounting Principles (GAAP); thus, they should not be considered as an alternative to net cash provided by operating activities, operating earnings, or any other liquidity or performance measure defined by GAAP.

These metrics are presented for the convenience of investment professionals that use such metrics in their analysis and to provide our shareholders with an understanding of the metrics we use to assess performance and to monitor our cash and liquidity positions. We internally use EBITDA, cash earnings and other such measures to assess the operating performance of our various business units and the consolidated company. We do not use these metrics as a measure to allocate resources internally.

CONTACT:  Investors: Mark Warren +1-205-298-3220; Media: David Donaldson +1-205-298-3220